Exhibit 99.1

Press Information	Company Contact: Thom Mocarsky Arbitron Inc. 212-887-1314 thom.mocarsky@arbitron.com

Investor Relations Contact: Todd Fromer KCSA Worldwide 212-896-1215 tfromer@kcsa.com

FOR IMMEDIATE RELEASE

ARBITRON INC. TO PRESENT AT BEAR STEARNS MEDIA CONFERENCE

NEW YORK, February 25, 2005 – Arbitron Inc. (NYSE: ARB) announced that it will present at the Bear Stearns 18th Annual Media Conference, which will take place Monday, February 28th through Wednesday, March 2nd in The Breakers Hotel in Palm Beach, FL.

Steve Morris, president and CEO, and Bill Walsh, chief financial officer, will provide an overview of the business and financial highlights on Tuesday, March 1st at 3:30 p.m. EST.

To access the live webcast of this event, visit the Company’s website at www.arbitron.com and click on ‘investors.’ The presentation will also be archived for 30 days in the investor relations section of the Company’s website.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, outdoor advertising companies and the online radio ratings industry in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a service mark of Arbitron Inc.